Filed with the Securities and Exchange Commission on September __, 1997


                                                      Registration No. 333-32333

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549




   AMENDMENT NO. 1
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           AMERIHOST PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)
         DELAWARE                                            36-3312434
(State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                      Identification Number)
                        2400 EAST DEVON AVENUE, SUITE 280
                          DES PLAINES, ILLINOIS  60018
                                 (847) 298-4500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                MICHAEL P. HOLTZ
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        2400 EAST DEVON AVENUE, SUITE 280
                          DES PLAINES, ILLINOIS  60018
                                 (847) 298-4500
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies To:

                             Helen R. Friedli, P.C.
                             McDermott, Will & Emery
                             227 West Monroe Street
                            Chicago, Illinois  60606


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this Registration Statement as determined in light of market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /










     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


PROSPECTUS

[LOGO]

                                 464,900 Shares

                           AMERIHOST PROPERTIES, INC.

                                  COMMON STOCK






     This Prospectus relates to up to 464,900 shares (the "Shares") of Common Stock, par value $.005 per share (the "Common Stock"), of Amerihost Properties, Inc., a Delaware corporation (the "Company"), which may be offered for sale by certain stockholders of the Company (the "Selling Stockholders"). Of the Shares to be offered, (i) 75,000 represent shares of Common Stock which are currently issued and outstanding, (ii) 140,550 represent shares of Common Stock issuable upon the exercise of warrants, and (iii) 249,350 represent shares of Common Stock to be issued upon the exchange of equity interests in three partnerships in which a subsidiary of the Company is the general partner. See "Warrants and Exchangeable Securities."



     The distribution of the Shares by the Selling Stockholders may be effected from time to time by the Selling Stockholders directly or through one or more broker-dealers, in one or more transactions on the Nasdaq National Market System, or stock exchanges on which the Common Stock may be listed pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares. The Company will bear all expenses of the registration of the Shares, except that the Selling Stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Stockholders.



     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "HOST." The last reported sale price of the Common Stock on the Nasdaq National Market on September 18, 1997 was $6.75 per share.



     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.




     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



              The date of this Prospectus is _______________, 1997

AVAILABLE INFORMATION

     The Company is subject to the informational requirements of Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company's registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement"), the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, 500 West Madison, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information filed by the Company at (http://www.sec.gov).



     This Prospectus constitutes a part of a Registration Statement filed with the Commission under the Securities Act of 1933 as amended (the "Securities Act"), with respect to the Shares offered hereby. While statements made in the Prospectus as to the provisions of any document accurately describe the material provisions of such document, such statements are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, and each such statement shall be deemed qualified in its entirety by such reference. Reference is made to the Registration Statement for further information with respect to the Company and the Shares of Common Stock offered hereby.




                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The following documents heretofore filed by the Company (File No. 2-90939C and File No. 0-15291) with the Commission are incorporated herein by reference:
(i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by the Company's Form 10-K/A for the year ended December 31, 1996; (ii) the Company's Quarterly Reports on Form 10-Q, for the quarterly periods ended March 31, 1997 and June 30, 1997, and (iii) the description of the Common Stock contained in the Company's Form 8-A Registration Statement, filed pursuant to Section 12 of the Exchange Act.



     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Secretary, Amerihost Properties, Inc. 2400 East Devon Avenue, Suite 280, Des Plaines, Illinois 60018, telephone number (847) 298-4500.


                                  RISK FACTORS

     In addition to the other information set forth in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the Shares offered hereby.

LODGING INDUSTRY RISKS

     The lodging industry in general may be adversely affected by such factors as changes in national and regional economic conditions, changes in local market conditions, oversupply of guest rooms or a reduction in local demand for rooms and related services, competition in the lodging industry, changes in interest rates and the availability of financing.

     Cyclicality. The lodging industry is subject to periods of cyclical growth and downturn. For example, the lodging industry suffered a downturn in the late 1980's and early 1990's due to a substantial increase in the supply of guest rooms that significantly outpaced growth in demand coupled with poor general economic conditions. While there has been a general recovery of the industry in recent years, there can be no assurance that the industry will not experience a similar downturn in the future. In addition, there can be no assurance that downturns or prolonged adverse conditions in the lodging industry, in real estate or capital markets or in national, regional or local economies will not have a material adverse impact on the Company.

     Operating Risks.  Operating factors affecting the lodging industry include
(i) competition from other hotels and recreational properties; (ii) demographic changes; (iii) the recurring need for renovations, refurbishment and improvements of hotels; (iv) restrictive changes in zoning and similar land use laws and regulations, or in health, safety, disability and environmental laws, rules and regulations; (v) changes in government regulations that influence or determine wages, prices or construction costs; (vi) changes in the characteristics of hotel locations; (vii) the inability to secure property and liability insurance to fully protect against all losses or to obtain such insurance at reasonable costs; (viii) changes in real estate tax rates and other operating costs; (ix) changes or cancellations in local tourist, athletic or cultural events; (x) changes in travel patterns which may be affected by increases in transportation costs or gasoline prices, changes in airline schedules and fares, strikes, weather patterns or relocation or construction of highways; and (xi) changes in brand identity and reputation. Unexpected or adverse changes in any of the foregoing factors could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to the extent that revenues decrease at certain hotels which are managed by the Company, the management fees that the Company receives will be reduced and the Company's revenues and profitability could be adversely affected.

COMPETITION

     There is significant competition in the lodging industry, particularly in the mid-price hotel market. There are numerous hotel chains that operate on a national or regional basis, as well as other hotels, motor inns and other independent lodging establishments throughout the United States. Competition is primarily in the areas of price, location, quality, services and amenities. There can be no assurance that new or existing competitors will not significantly lower their rates or offer greater convenience, services or amenities or significantly expand or improve facilities in the Company's markets, thereby adversely affecting the Company's results of operations. There are also a number of companies which acquire, develop, construct and renovate hotels. Some of these companies, which may have substantially greater financial resources than the Company, perform these services only for their own account, while others actively pursue contracts for these services with third-party owners. The recent economic recovery in the lodging industry and the resulting increase in funds available for hotel development and acquisitions may cause additional competitors to enter the hotel market, which may in turn increase competition for the development and acquisition of hotel properties. In addition, there are many hotel management companies which provide management services to hotels similar to the services provided by the Company. Many of the Company's competitors have recognized trade names, national reservation systems, greater resources and longer operating histories than the Company. The Company expects that competition will increase with respect to all aspects of its business in the future and, as a result, there can be no assurance that it will remain competitive or be able to maintain its current profitability.

EXPANSION RISKS



     The Company intends to grow primarily by developing additional AmeriHost Inn hotels. In order to achieve such growth, the Company will have to significantly increase its annual rate of hotel development and construction. The Company's ability to expand, and to do so at a faster rate than it has in the past, depends on a number of factors, including the selection and availability of suitable locations at acceptable prices and the availability of capital at economic rates. There can be no assurance that suitable locations for new development will be available, or if available, will be on terms acceptable to the Company or that capital will be available on terms acceptable to the Company. See "-- Ability to Obtain Additional Financing" and "-- Risk of Leverage." The Company must also integrate the large number of additional AmeriHost Inn hotels and the additional management, personnel and reporting functions accompanying such expansion into the Company's existing infrastructure. The integration of the foregoing into the Company's existing infrastructure presents a significant management challenge and will require the hiring and training of sufficiently skilled management and personnel. The failure to hire and sufficiently train the management and personnel required to manage and operate the additional AmeriHost Inn hotels and to effectively and efficiently integrate the planned AmeriHost Inn hotels to be developed and constructed, including the additional management, personnel and reporting functions, could have a material adverse effect on the results of operations and financial condition of the Company.



     New hotel development is subject to a number of risks, including site acquisition cost and availability, construction delays and cost overruns, the possibility that hotels will not achieve anticipated occupancy levels or sustain expected room rate levels and commencement risks such as receipt of zoning, occupancy and other required governmental permits and authorizations. In the past, the Company has experienced delays in opening new hotels, primarily as a result of inclement weather. The Company also plans to expand into geographic markets where it currently does not have a major presence, such as Texas and California. There can be no assurance that the Company's expansion plans will be completed successfully or that the nature of such expansion will not be modified to reflect future events or economic conditions. The Company's inability to successfully implement its expansion plans would limit the Company's ability to grow its revenue base. In addition, there can be no assurance that the Company will be able to achieve operating results in future AmeriHost Inn hotels comparable to the historical operating results of the existing AmeriHost Inn hotels. To the extent that future AmeriHost Inn hotels do not achieve anticipated performance levels, the Company's results of operations could be adversely affected.



   ABILITY TO OBTAIN ADDITIONAL FINANCING



     With respect to owned hotels, the Company or the applicable general partnership, limited partnership or, in some cases, limited liability company in which the Company is an investor and which owns a hotel, as the case may be, typically invests between 15% and 30% of the total cost of developing and constructing a hotel in the form of equity, with the remaining portion of the costs typically financed through a local or regional bank. As a result, a substantial amount of additional financing from local or regional banks is required to develop and construct each hotel. Changes in economic conditions in the real estate and lodging industries may limit the amount of financing available from local or regional banks and may make it necessary for the Company or applicable joint venture to contribute a greater percentage of equity to a given development project. There can be no assurance that financing will be available from local or regional banks, or, if available, on terms favorable to the Company or joint venture or that the Company or joint venture will be able to contribute any required additional equity.

REAL ESTATE INVESTMENT RISKS

     The Company's ownership of hotels is subject to varying degrees of risk generally incident to the ownership and operation of real property and, in particular, hotels. The value of the hotels and the Company's results of operations may be adversely affected by a number of factors, including national, regional or local economic conditions (which may be adversely impacted by plant closings, industry slowdowns, inflation and other factors); existence of competing hotels; general conditions in the construction and lodging industries; local lodging market conditions (such as an oversupply of guest rooms); changes in governmental regulations, zoning or tax laws; operating cost increases; labor problems; potential environmental or other legal liabilities; and changes in interest rate levels. There can be no assurance that demographic, geographic or other changes in markets will not adversely affect the convenience or desirability of the hotels. Certain costs associated with hotels are largely fixed, principally mortgage payments, real estate taxes, maintenance and other operating costs, and do not decrease as a result of events adversely affecting the revenue of a hotel. Real estate investments are relatively illiquid limiting the ability of the Company to vary its portfolio of hotels in response to changes in economic and other conditions. There can be no assurance that the disposition of any hotel, by either the Company or a joint venture, can be accomplished at a price that will not result in a loss to the Company.

SEASONALITY



     The lodging industry, in general, is seasonal in nature. The Company's hotel revenues are generally greater in the second and third calendar quarters than in the first and fourth quarters due to weather conditions in the markets in which hotels are located and general business and leisure travel trends.
This seasonality can be expected to cause quarterly fluctuations in the Company's revenues. Quarterly earnings also may be adversely affected by events beyond the Company's control, such as extreme weather conditions, economic factors and other factors affecting travel. In addition, hotel construction is seasonal, depending upon the geographic location of the construction projects; for example, construction activity in the Midwest may be slower in the first and fourth quarters due to weather conditions. For the year ended December 31, 1996, 19.8%, 26.9%, 30.9%, and 22.4% of the total revenues from all hotels in which the Company has an ownership interest, which had been open for at least twelve months following an initial stabilization period (typically 120 days) were received in the first, second, third and fourth quarters, respectively.
For the year ended December 31, 1995, 19.4%, 26.3%, 31.9% and 22.4% of the total revenues from hotels in which the Company has an ownership interest, which had been open for at least twelve months following an initial stabilization period (typically 120 days) were received in the first, second, third and fourth quarters, respectively.



GEOGRAPHIC CONCENTRATION



     The Company's hotels are located primarily in the Midwest, defined herein to include Illinois, Ohio, Indiana, Michigan, and Wisconsin. As a result, the Company's results of operations and financial condition are largely dependent on economic and weather conditions in the Midwest and could be adversely affected by a decline in economic conditions or inclement weather in this region. The revenues generated by hotels in which the Company has a 100% or controlling ownership interest are reflected in the Company's consolidated financial statements. The Company had 12, 19, and 22 of these hotels located in the Midwest which generated 83.5%, 80.2%, and 75.8% of the total hotel operations segment revenue for the years ended December 31, 1994, 1995 and 1996, respectively.



RISK OF LEVERAGE



     With few exceptions, each of the Company's owned hotels is subject to mortgage indebtedness. In addition, to the extent that the Company is a general partner of any joint venture, it is secondarily liable for any recourse indebtedness incurred by such entity. Long-term debt increased 435% from December 31, 1993 to December 31, 1996, while interest expense increased 369% from 1993 to 1996. These increases were the result of the addition of hotels in which the Company has a 100% or controlling ownership interest, which are financed through mortgage indebtedness. The Company intends to continue expanding the number of hotels it owns 100% and to continue financing these hotels in a similar manner. Typically, the Company has been able to obtain mortgage indebtedness which is approximately 70-85% of the appraised value for newly constructed hotels. The ratio of long-term debt to total equity was 1.6:1 as of December 31, 1996 and 1.9:1 as of June 30, 1997. The Company expects the increases in total long-term debt and interest expense to continue as the Company pursues its objective of adding more hotels owned 100% which are financed through mortgage indebtedness. A reduction in cash flows from the Company's owned hotels or an increase in the interest rate applicable to such hotel's indebtedness could result in the inability of the Company or the applicable joint venture to meet the interest payments or the principal payments of the indebtedness. Such circumstances could require the Company and/or other joint venture partners to provide additional capital to the entity that owns such hotel or satisfy guarantees of the indebtedness. In the event the Company is liable as a general partner or as a guarantor for the indebtedness of a joint venture, it may have a right to contribution from the other joint venture partners. If the Company does not have a right of contribution or is unable to obtain contribution from the other joint venture partners, the Company may be required to seek additional financing from various capital sources. There can be no assurance that the Company will be able to obtain such additional financing on terms acceptable to it, if and when needed. A default by either the Company or the joint venture that owns a hotel on such indebtedness could result in the commencement of foreclosure proceedings against such hotel, which, in turn, could result in the forfeiture of all or substantially all of the Company's equity investment, if any, in such hotel and the Company being obligated to pay any balance of such indebtedness. A significant number of such defaults would have a material adverse impact on the financial condition of the Company.



UNINSURED AND UNDERINSURED LOSSES COULD RESULT IN LOSS OF VALUE OF HOTEL PROPERTIES

     Although the Company and each owned hotel maintain comprehensive insurance, including comprehensive fire and extended coverage and liability insurance, there can be no assurance that such insurance coverage will be sufficient to fully protect the business and assets of the Company or an owned hotel from all claims or liabilities, including environmental liabilities, or that the Company or an owned hotel will be able to obtain additional insurance at commercially reasonable rates. In addition, there are certain types of losses (generally of a catastrophic nature or related to certain environmental liabilities) that are either uninsurable or not insurable at a reasonably affordable price. In the event losses or claims are beyond the limits or scope of the Company's or an owned hotel's insurance coverage, the Company's business could be materially adversely affected. In addition, should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its equity investment in some or all of the owned hotels, as well as anticipated future revenues from such owned hotels, while remaining obligated for any mortgage indebtedness or other financial obligations related to such owned hotels. If such a catastrophe occurs, the financial and other advantages the Company had expected to receive from the affected hotel would be lost. To the extent a significant number of losses occur, such losses would have a material adverse impact on the Company's financial condition.

RISKS INVOLVED IN INVESTMENTS THROUGH JOINT VENTURES

     The Company has investments in many hotels in which the Company is not the sole owner. Such investments may, under certain circumstances, involve risks such as the possibility that the other joint venture partners might become bankrupt and therefore, not be able to fulfill their financial and other contractual obligations, have economic or business interests or goals that are inconsistent with the business interests or goals of the Company or be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives. To the extent that the other joint venture partners cannot fulfill their financial and contractual obligations or have interests which are dissimilar to the Company's, the Company's results of operations and financial condition could be adversely affected. In certain joint ventures, the other joint venture partners have the right to make certain decisions with respect to the operation, sale, financing, or renovation of the underlying hotel.

RISKS OF OPERATING HOTELS UNDER FRANCHISE AGREEMENTS

     Certain of the hotels owned, operated or managed by the Company are subject to third-party franchise license agreements with franchisors such as Days Inn of America, Inc., Promus Hotels, Inc. (regarding Hampton Inns), Holiday Inns, Inc., Holiday Inns Franchising, Inc. and Ramada Franchise Systems, Inc. (the "Franchisors"). The continuation of the franchise licenses is subject to the maintenance of specified operating standards and other terms and conditions.
The Franchisors periodically inspect their licensed hotels to confirm adherence to their maintenance and operating standards. The Company or the applicable joint venture is responsible for routine maintenance and repair expenditures with respect to such hotels. The failure to maintain the standards or adhere to the other terms and conditions of the franchise license agreements could result in the loss or cancellation of such franchise licenses. It is possible that a Franchisor could condition the continuation of a franchise license upon the completion of substantial capital improvements, which the Company or the applicable joint venture may determine to be too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. The loss of any franchise license could have a material adverse effect upon the operations and the underlying value of the hotel covered by such license because of the loss of associated name recognition, marketing support and centralized reservation systems, provided by the Franchisor. The loss of a franchise license for a significant number of hotels could have a material adverse effect on the Company's revenues.

SUBSTANTIAL RELIANCE ON KEY PERSONNEL

     The success of the Company is dependent to a large degree upon its senior management, including Michael P. Holtz, President and Chief Executive Officer and Russell J. Cerqua, Executive Vice President Finance, Secretary, Treasurer and Chief Financial Officer. The loss of either of the foregoing could have a material adverse impact on the Company's operations. The Company has employment agreements with Messrs. Holtz and Cerqua.

STOCK PRICE VOLATILITY

     The market price of the Company's Common Stock has varied significantly in the past. The Common Stock is listed for quotation on the Nasdaq National Market, which market has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of affected companies. General market price declines or market volatility in the future could affect the market price of the Common Stock. In addition, the Company believes that factors such as quarterly fluctuations in the financial results of the Company, the overall economy and the financial markets could cause the price of Common Stock to fluctuate substantially. The number of shares of Common Stock publicly traded are, and following the Offering will be, limited. As a result, relatively small volume fluctuations could affect the market price of the Common Stock.

ENVIRONMENTAL MATTERS



     The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate such contaminated property, may adversely affect the owner's ability to use or sell such real property or borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common-law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws also may impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership of the owned hotels, the Company may be potentially liable for any such costs. The Company's current environmental compliance costs are immaterial and neither the Company nor any of its subsidiaries is currently named as a potentially responsible party or is subject to a material federal, state or local environmental proceeding.
However, future costs of defending against claims of liability or remediating contaminated property and future costs of complying with environmental laws could materially adversely affect the Company's results of operations and financial condition.



COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND OTHER CHANGES IN GOVERNMENTAL RULES AND REGULATIONS

     Under the Americans with Disabilities Act of 1990 ("ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that any of the owned hotels is not in compliance with the applicable requirements of ADA could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the owned hotels, including changes to building codes and fire and life-safety codes, may occur. If the Company were required to make substantial modifications to the owned hotels to comply with ADA or other changes in governmental rules and regulations, the Company's financial condition and ability to develop new hotels could be adversely affected.

ANTI-TAKEOVER PROVISIONS

     The Company's Restated Certificate of Incorporation, as amended and By-Laws contain certain provisions that may have the effect of discouraging, delaying or making more difficult a change in control of the Company even if some, or even a majority, of the Company's shareholders were to deem such an attempt to be in the best interest of the Company. Among other things, the Restated Certificate of Incorporation allows the Board of Directors to issue up to 100,000 shares of Preferred Stock and to fix the rights, privileges and preferences of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control of the Company.



   ABSENCE OF DIVIDENDS

     The Company does not intend to pay any cash dividends with respect to the Common Stock in the foreseeable future. Furthermore, the Company's ability to declare or pay dividends on its Common Stock is limited by the provisions of certain of the Company's credit facilities.




                                   THE COMPANY

     The Company is engaged in the development and construction of AmeriHost Inn hotels, its proprietary hotel brand, and the ownership, operation and management of both AmeriHost Inn hotels and other hotels. The AmeriHost Inn brand was created by the Company to provide for the consistent, cost-effective development and operation of hotels in various markets.

AMERIHOST INN HOTELS

     AmeriHost Inn hotels, the Company's proprietary brand, are designed and constructed using the Company's 60 to 80 room interior corridor and indoor pool prototype design. The AmeriHost Inn hotel's amenities and services include 24-hour front desk and message service, facsimile machines, complimentary expanded continental breakfast, 24-hour hot coffee, an indoor swimming pool, whirlpool and sauna, exercise room, meeting room, porte cochere entrance and extensive exterior lighting for added security. The standard AmeriHost Inn guest room features electronic card-key locks, in-room safes, in-room coffee makers, telephones with data ports for personal computers, a work area and color televisions with premium cable service or movies on demand. In addition, each AmeriHost Inn hotel typically includes 2 to 4 whirlpool suites which, in addition to the standard amenities, include in-room whirlpools, microwave ovens, compact refrigerators and an expanded sitting area. AmeriHost Inn hotels do not contain food and beverage facilities normally associated with full-service hotels. Food service for hotel guests is generally available from adjacent or nearby free-standing restaurants which are independently owned and operated.

     The Company targets smaller communities in tertiary and secondary markets with established demand from local demand generators such as major traffic arteries, office complexes, industrial parks, shopping malls, colleges and universities or tourist attractions, as the principal location for the development and construction of AmeriHost Inn hotels. Generally, there is minimal competition in these markets or new hotels have not been built for a number of years. An AmeriHost Inn hotel is typically positioned to attract both business and leisure travelers seeking consistent amenities and quality rooms at reasonable rates, generally ranging from $40 to $65 per night.

OTHER HOTELS

     The Company also owns, operates and manages hotels other than AmeriHost Inn hotels. Such other hotels which are owned by the Company were primarily acquired by the Company through joint ventures prior to 1993, in most instances at prices below estimated replacement costs. The other hotels have been owned, operated and managed by the Company as part of a national franchise system, such as Days Inn, Hampton Inn, Holiday Inn, and Ramada Inn, or independent of any brand affiliation. The Company does not intend to actively acquire additional hotels, but may do so from time to time if available on favorable terms.

     The Company's other hotels typically are located in secondary and tertiary markets, with nearby demand generators such as major traffic arteries, office complexes, industrial parks, shopping malls, colleges and universities or tourist attractions. The other hotels typically contain 60 to 209 rooms, offer a variety of amenities and services and generally do not contain food and beverage facilities.

     The principal executive offices of the Company are located at 2400 East Devon Avenue, Suite 280, Des Plaines, Illinois 60018 and its telephone number is
(847)298-4500.


                                 USE OF PROCEEDS

     The Company will receive none of the proceeds from the offering and sale of the Shares.


                              SELLING STOCKHOLDERS

     The Selling Stockholders listed in the following table have expressed their desire to be able to sell the number of shares of Common Stock set forth below. From time to time, each Selling Stockholder, individually or collectively with other Selling Stockholders, will determine the number of shares which each may sell. The determination to sell will depend on a number of factors, including the price of the Common Stock from time to time. The table sets forth the information, as of July 21, 1997, as provided by the Selling Stockholders, concerning each Selling Stockholder's ownership of shares of Common Stock.



                                              SHARES BENEFICIALLY OWNED       SHARES WHICH                   SHARES
                                                     PRIOR TO OFFERING       MAY BE SOLD IN            BENEFICIALLY OWNED
                                                                              THE OFFERING              AFTER OFFERING

                   Name                        Number         Percent<F1>        Number               Number    Percent<F1>


 Salomon Dayan, as Trustee of the
 Salomon Dayan Trust UTD
 1/18/78<F3><F4> . . . . . . . . . . .          312,659             4.7%      154,676<F2>             157,983         2.4%

 Raymond Dayan, as Trustee of the
 Raymond Dayan Trust UTD 12/05/79<F4>            73,775             1.1%       11,800<F2>              61,975         *

 Liliane Dayan, as Trustee of the
 Deborah Dayan Trust dated
 1/17/95<F4> . . . . . . . . . . . . .           89,397             1.3%       51,558<F2>              37,839         *

 Liliane Dayan, as Trustee of the
 Brigitte Dayan Trust dated
 3/24/93<F4> . . . . . . . . . . . . .           90,211             1.4%       51,558<F2>              38,653         *

 Liliane Dayan, as Trustee of the Yael
 Dayan Trust dated 3/24/93<F4> . . . .           90,789             1.4%       51,558<F2>              39,231         *

 Urban 2000 Corp.<F5>. . . . . . . . .          452,258             6.8%       68,750<F2>             383,508         5.7%

 Marshall Geller <F6><F7>  . . . . . .           75,116             1.1%         37,500                37,616         *

 Glenn Golenberg <F7>  . . . . . . . .           96,955             1.5%         37,500                59,455         *

                                              1,281,160            19.0%        464,900               816,260        12.1%


*    Less than 1%.
<F1> Percentage of beneficial ownership is based on 6,301,397 shares of Common Stock outstanding at July 21, 1997, plus (i)
     389,900 shares which are included in the Offering and which are to be issued to the Selling Stockholders upon exercise of warrants or exchange of exchangeable securities (See "Description of Warrants and Exchangeable Securities") and (ii) in the
     case of each stockholder listed, the amount of any additional shares subject to options, warrants or exchange rights beneficially held by such individual which are exercisable presently or within 60 days.
<F2> Represents shares of Common Stock which are subject to warrants or exchange rights which are currently exercisable.  See
     "Description of Warrants and Exchangeable Securities."
<F3> Salomon Dayan has been a director of the Company since August 29, 1996.
<F4> The Salomon Trust, the Raymond Trust, the Deborah Trust, the Brigitte Trust and the Yael Trust (each as defined below) have each invested an aggregate of approximately $1,550,000, $693,000, $366,466, $366,467 and $366,467, respectively, in several joint ventures with the Company since 1988.  Such investments have been on the same terms as all other investors in such joint ventures.  Additionally, the Salomon Trust and the Raymond Trust are the mortgagors under a mortgage granted by a partnership in which the Company has an equity interest and serves as general partner.  The mortgage, which has been in place since 1989, (i) has a current outstanding balance of approximately $1.0 million, (ii) bears interest at an annual rate of prime plus 4% (with a minimum annual interest rate of 12%), and (iii) is payable in monthly installments through 1999.
<F5> Urban 2000 Corp., a hotel development consulting firm, is owned 51% by H. Andrew Torchia, the Company's Chairman and 49% by
     Richard A. D'Onofrio, the Company's former Executive Vice President and a former director.  Until January 31, 1997, Urban, a licensed franchise broker, and Mr. Torchia provided business development and consulting services to the Company under a consulting agreement (the "Consulting Agreement") between the Company and Urban which commenced in January 1991.  During
     1994, 1995 and 1996, Urban received from the Company an annual consulting fee of $240,000 plus aggregate additional fees
     $289,915, $236,138 and $206,154, respectively, and received $28,200, and $82,400, in 1994 and 1995 in other transactional fees directly from partnerships in which the Company is a general partner.  In connection with the termination of the
     Consulting Agreement on January 31, 1997, Urban received from the Company a payment of $1,289,141 and also received an aggregate of $74,050 as payment for fees arising prior to the termination.
<F6> Mr. Geller served as a director of the Company from February 1992 until July 1995.
<F7> Messrs. Golenberg and Geller each obtained the shares offered in this offering upon exercise of warrants which they received from the Company in 1992.  Messrs. Golenberg and Geller were formerly the principals of Golenberg & Geller, Inc. ("GGI"), an entity with which the Company had a financial advisory agreement from February 1992 through May 1994.  Each of Messrs.
     Golenberg and Geller has certain registration rights with respect to shares of the Company's Common Stock which he owns or which underlie warrants which he owns.  Until recently, the Company maintained a registration statement on Form S-3 with respect to such shares.


                      WARRANTS AND EXCHANGEABLE SECURITIES

   Of the 464,900 shares of Common Stock of the Company registered hereby, 140,550 shares represent Common Stock issuable upon the exercise of warrants held by the Selling Stockholders. Of such warrants, (i) Salomon Dayan, as Trustee of the Salomon Dayan Trust UTD 1/18/78 (the "Salomon Trust") owns warrants representing the right to purchase up to an aggregate of 30,000 shares,
(ii) Raymond Dayan, as Trustee of the Raymond Dayan Trust UTD 12/05/79 (the "Raymond Trust") owns warrants representing the right to purchase up to an aggregate of 11,800 shares, (iii) Liliane Dayan, as Trustee of the Deborah Dayan Trust Dated 1/17/95 (the "Deborah Trust") owns warrants representing the right to purchase up to an aggregate of 10,000 shares, (iv) Liliane Dayan, as Trustee of the Brigitte Dayan Trust Dated 3/24/93 (the "Brigitte Trust") owns warrants representing the right to purchase up to an aggregate of 10,000 shares, (v) Liliane Dayan, as Trustee of the Yael Dayan Trust Dated 3/24/93 (the "Yael Trust") owns warrants representing the right to purchase up to an aggregate of 10,000 shares; and (vi) Urban 2000 Corp. ("Urban") owns warrants representing the right to purchase up to an aggregate of 68,750 shares. Warrants held by the Salomon Trust, the Deborah Trust, the Brigitte Trust and the Yael Trust representing the right to purchase up to 15,000, 5,000, 5,000 and 5,000 shares, respectively, are exercisable at a price of $6.125 per share until January 17, 2001. Warrants held by the Salomon Trust, the Deborah Trust, the Brigitte Trust and the Yael Trust representing the right to purchase up to 7,500, 2,500, 2,500 and 2,500 shares, respectively, are exercisable at a price of $6.625 per share until April 26, 2001. Warrants held by the Salomon Trust, the Deborah Trust, the Brigitte Trust and the Yael Trust representing the right to purchase up to 7,500, 2,500, 2,500 and 2,500 shares, respectively, are exercisable at a price of $8.00 per share until April 26, 2001. Warrants held by the Raymond Trust (x) representing the right to purchase up to 10,000 shares are exercisable at a price of $3.56 per share until January 6, 2000 and (y) representing the right to purchase up to 1,800 shares are exercisable at a price of $6.875 per share until March 22, 1998. The warrants held by Urban are exercisable at a price of $4.375 per share until October 9, 1999.

   The purchase price for, and the number of shares of Common Stock issuable upon the exercise of the warrants referred to in the foregoing paragraph is subject to adjustment upon the occurrence of certain events including (a) the issuance of stock dividends, (b) a split or reverse split of the Company's outstanding Common Stock or (c) a reclassification of the Common Stock (including any consolidation or merger in which the Company is the surviving entity).

   Equity interests held by the Salomon Trust, the Deborah Trust, the Brigitte Trust and the Yael Trust (collectively, the "Trusts") in three partnerships in which a subsidiary of the Company is the general partner are exchangeable into an aggregate of 249,350 shares of Common Stock of the Company. The Salomon Trust owns such equity interests exchangeable into up to an aggregate of 124,676 shares, (ii) the Deborah Trust owns such equity interests exchangeable into up to an aggregate of 41,558 shares, (iii) the Brigitte Trust owns such equity interests exchangeable into up to an aggregate of 41,558 shares, and (iv) the Yael Trust owns such equity interests exchangeable into up to an aggregate of 41,558 shares. All of the exchangeable equity interests were first exchangeable January 1, 1997 at a price of $8.00 per share of Common Stock. Equity interests held by the Salomon Trust, the Deborah Trust, the Brigitte Trust and the Yael Trust representing the right to purchase up to 42,488, 14,163, 14,162 and 14,162 shares, respectively, will not be exchangeable for Common Stock after April 26, 2001; the remaining equity interests owned by each Trust lose the right to be exchanged into Common Stock on January 17, 2001.


                              PLAN OF DISTRIBUTION

   Sales of the Shares being sold by the Selling Stockholders are for the Selling Stockholders' own accounts. The Company will not receive any of the proceeds from the sale of the Shares.

   The distribution of the Shares by the Selling Stockholders may be effected from time to time by the Selling Stockholders directly or through one or more broker-dealers or agents, in one or more transactions on the Nasdaq National Market or stock exchanges on which the Common Stock may be listed pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to prevailing market prices or at negotiated prices. In the event that one or more broker-dealers or agents agree to sell the Shares, it may do so by purchasing Shares as principals or by selling the Shares as agents for the Selling Stockholders. Any such broker-dealer may receive compensation from the Selling Stockholders in the form of underwriting discounts or commissions and may receive commissions from purchasers of the Shares for whom it may act as agent. If any such broker-dealer purchases the Shares as principal it may effect resales of the Shares from time to time or through other broker-dealers, and such other broker-dealers may receive compensation in the form of concessions or commissions from the Selling Stockholders or purchasers of the Shares for whom they may act as agents. To the extent required at the time a particular offer of the Shares is made, a supplement to this Prospectus will be distributed which will set forth the aggregate principal amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers, including the proposed selling price to the public.

   Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-2, 10b-6 and 10b-7.

   In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

   The Company will bear all expenses of the registration of the Shares, except that the Selling Stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Stockholders.

   The Company has agreed to keep the Registration Statement of which this Prospectus is a part, continuously effective and usable until the earlier of (i) the expiration without the exercise of the warrants or exchange rights relating to the Shares covered by this Registration Statement or (ii) the sale of all of the Shares covered by this Registration Statement pursuant hereto.


                                  LEGAL MATTERS

     The validity of the issuance of the Shares and certain other legal matters will be passed upon for the Company by McDermott, Will & Emery, Chicago, Illinois.


                                     EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


NO DEALER, SALESMAN OR OTHER PERSON HAS
BEEN AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATIONS IN
CONNECTION WITH THIS OFFERING OTHER THAN
THOSE CONTAINED IN THIS PROSPECTUS AND,        AMERIHOST PROPERTIES, INC.
IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON
AS HAVING BEEN AUTHORIZED BY THE COMPANY
OR ANY UNDERWRITER.  THIS PROSPECTUS                 464,900 Shares
DOES NOT CONSTITUTE AN OFFER TO SELL OR
A SOLICITATION OF AN OFFER TO BUY ANY OF              Common Stock
THE SECURITIES OFFERED HEREBY BY ANYONE
IN ANY JURISDICTION IN WHICH SUCH OFFER
OR SOLICITATION IS NOT AUTHORIZED OR IN
WHICH THE PERSON MAKING SUCH OFFER OR
SOLICITATION IS NOT QUALIFIED TO DO SO
OR TO ANY PERSON TO WHOM IT IS UNLAWFUL
TO MAKE SUCH OFFER IN SUCH JURISDICTION.
NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL, UNDER
ANY CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THE INFORMATION HEREIN
IS CORRECT AS OF ANY TIME SUBSEQUENT TO                PROSPECTUS
THE DATE HEREOF.





            TABLE OF CONTENTS





   September __, 1997


                                    Page
Available Information . . . . . . . .  2
Incorporation of Certain Documents by
Reference . . . . . . . . . . . . . .  2
Risk Factors  . . . . . . . . . . . .  3
The Company . . . . . . . . . . . . .  9
Use of Proceeds . . . . . . . . . . . 10
Selling Stockholders  . . . . . . . . 10
Warrants and Exchangeable Securities  11
Plan of Distribution  . . . . . . . . 12
Legal Matters . . . . . . . . . . . . 13
Experts . . . . . . . . . . . . . . . 13









                                     PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following are the estimated expenses (other than the SEC registration fee) of the issuance and distribution of the securities being registered, all of which will be paid by the Company.

     SEC registration fee . . . . . . . . . . . . . . . .   $ 1,007
     Fees and expenses of counsel . . . . . . . . . . . .     2,000
     Fees and expenses of accountants . . . . . . . . . .

   5,000


     Nasdaq listing fees and expenses . . . . . . . . . .     9,300
     Miscellaneous  . . . . . . . . . . . . . . . . . . .        93
        Total   . . . . . . . . . . . . . . . . . . . . .

   $17,400



     The Corporation has agreed to bear all expenses (other than underwriting discounts and selling commissions, brokerage fees and transfer taxes, if any, and the fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares being offered by the Selling Stockholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made
(1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the shareholders. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

     The Company's Restated Certificate and By-Laws provide for indemnification of the Company's directors, officers, employees and other agents to the fullest extent not prohibited by the Delaware law.

     The Company maintains liability insurance for the benefit of its directors and officers.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION

  4.1 Restated Certificate of Incorporation of the Company, as amended, incorporated herein by reference to the Registrant's Registration Statement on Form S-8 (no. 333-18887).
  4.2 By-Laws of the Company, incorporated herein by reference to the Company's Report on Form 10-K filed on March 26, 1993.
  5.1          Opinion of McDermott, Will & Emery regarding legality
 23.1          Consent of BDO Seidman, LLP
 23.2          Consent of McDermott, Will & Emery (included in Exhibit 5.1)


   24.1*      Power of Attorney (included with the signature page to the
               Registration Statement)





   * Previously filed.



ITEM 17.  UNDERTAKINGS.

(1)  The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines, State of Illinois, on the 19th day of September, 1997.



                                   Amerihost Properties, Inc.


                                   By:       /s/ Michael P. Holtz
                                        Michael P. Holtz
                                        President and Chief Executive Officer











     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         SIGNATURE                   TITLE                  DATE

             *               Chairman of the Board
     H. Andrew Torchia           of Directors        September __, 1997
   /s/ Michael P. Holtz        President, Chief
      Michael P. Holtz       Executive Officer and   September __, 1997
                                   Director
                             (Principal Executive
                                   Officer)

   /s/ Russell J. Cerqua        Executive Vice
     Russell J. Cerqua       President of Finance,   September __, 1997
                             Secretary, Treasurer,
                                Chief Financial
                             Officer and Director
                             (Principal Financial
                                   Officer)

   /s/ James B. Dale           Vice President of     September __, 1997
       James B. Dale        Finance and Controller
                             (Principal Accounting
                                   Officer)

             *                     Director          September __, 1997
      Reno J. Bernardo


             *                     Director          September __, 1997
      Salomon J. Dayan

  /s/ Richard A. Chaifetz
                                   Director          September __, 1997
    Richard A. Chaifetz

 *By Power of Attorney

   /s/ Michael P. Holtz
      Michael P. Holtz
      Attorney-in-Fact